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ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

CHARLES M. HALL

BERND F. KESSLER

PATRICE E. MERRIN

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants named herein (collectively, “Elliott”), intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On February 1, 2017, Elliot issued the following press release, which includes the full text of a letter issued to the Company’s shareholders and was also posted by Elliot to www.NewArconic.com:

Media Contact:

Stephen Spruiell
Elliott Management Corporation
(212) 478-2017
sspruiell@elliottmgmt.com

Elliott Management Sends Letter to Fellow Arconic Shareholders

Letter and other materials available at NewArconic.com

NEW YORK (February 1, 2017) – Elliott Management Corporation (“Elliott”), which manages funds that collectively beneficially own 10.5% (12.1% economic ownership) of the common stock and equivalents of Arconic, Inc. (NYSE: ARNC) (“Arconic” or the “Company”), today released a letter to shareholders sharing further thoughts on the need for fundamental change at Arconic.

The letter and other materials can be viewed at NewArconic.com.

Full text of the letter follows:

February 1, 2017

Dear Fellow Shareholder:

I am writing to you on behalf of Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott” or “we”), which together own a greater than 12.1% economic interest in Arconic, Inc. (“Arconic” or the “Company”), making us the Company’s largest shareholder.

Arconic operates a world-class collection of assets that, if managed properly, with prudent reinvestment of capital, should produce substantial returns for its shareholder owners. However, current management’s persistent failure at these tasks for nearly a decade has destroyed considerable shareholder value. We believe a change of leadership is required to improve performance at Arconic today.

As a result, we have identified and are submitting for election at the Company’s 2017 Annual Meeting a slate of independent, highly qualified nominees (the “Shareholder Nominees”) to join Arconic’s board. The Shareholder Nominees each bring substantial expertise and deep experience, and they were selected specifically for their ability to empower the current Board to act on the enormous value-creation opportunity present at Arconic today.

In addition, we have engaged former Spirit AeroSystems, Inc. CEO Larry Lawson as a consultant and believe that Mr. Lawson has the ideal set of skills needed to lead a turnaround of Arconic’s woefully underperforming business. We believe that improving Arconic’s performance could result in a share price of at least $33-$54 per share, representing a shareholder value realization opportunity of at least 43%-135%.

The purpose of this letter is to:

•	Introduce Elliott, our diligence on Arconic, and our dialogue with the Company to date
•	Explain the need for change
•	Outline the scope of the opportunity
•	Introduce Larry Lawson
•	Introduce the Shareholder Nominees

For more than a year, Elliott has engaged in private discussions with the Company regarding the numerous ways in which Arconic could effectively execute its business separation, improve operational performance, enhance investor communications, and establish improved corporate governance practices. Our fervent hope was to avoid a public discussion. However, such a discussion has become unavoidable, principally because the Company believes its current Chairman and CEO, Klaus Kleinfeld, is the leader best suited to achieve the realization of Arconic’s considerable underlying value.

We disagree. We believe fundamental change is needed, and the election of the Shareholder Nominees to the Company’s Board is necessary to catalyze such a change. Moreover, we believe that Mr. Lawson’s track record of operational excellence, extensive experience, and successful record of driving change is perfectly suited to the current opportunity at Arconic, and that it will be brought to bear in ways that we believe will benefit all long-term stakeholders.

About Elliott

Elliott is an investment firm founded in 1977 that today manages approximately $31 billion of capital for both institutional and individual investors. Elliott is a multi-strategy firm active in debt, equities, commodities, currencies, and various other asset classes across a range of industries. Active equity investing is one of the firm’s core strengths, and Elliott’s approach to each such investment is based on extensive diligence, constructive engagement, and a strong preference for collaborative solutions. Elliott has a strong, long-term track record of working with companies in a variety of sectors to create long-term fundamental stakeholder value.

Our investment in Arconic is substantial, and we have performed extensive due diligence on the Company for well more than a year. We have spent many hundreds or thousands of hours speaking to innumerable independent experts, competitors of each business unit, customers, former employees, Wall Street analysts, and institutional investors.

Elliott prides itself on a culture of not only reaching conclusions with an open mind following exhaustive research and analysis, but also repeatedly challenging and re-challenging those conclusions, working through “how we might be wrong.” After all our efforts, after listening to the Company’s vision as set forth at the Investor Day and on recent earnings calls, and after multiple meetings with management, our resulting conclusion is clear and unambiguous: immediate change in leadership is needed for Arconic to reliably and sustainably create shareholder value.

The Case for Change at Arconic

Prolonged disappointing operating results combined with the irreparably damaged credibility of Arconic’s current management have created a circumstance whereby Arconic will never approach its potential under the current CEO. We have grouped the problems into the following three categories:

1)	Profound and Persistent Underperformance
2)	Operational, Strategic, and Communication Failures
3)	Corporate Governance and Executive Alignment

 The following objective facts speak for themselves.

1)	Profound and Persistent Underperformance:

Since Dr. Kleinfeld became the CEO of Alcoa in May 2008 and through the Alcoa/Arconic split (5/1/2008 – 10/31/2016):

•	The Company’s market cap declined from $28 billion to $13 billion.
•	Alcoa shares lost 69% of their value compared to a peer median gain of 87% (Alcoa’s self-selected 2016 proxy peers).
•	Alcoa underperformed its self-selected “Industrials Peers” by 187% and its “Materials Peers” by 68%.

•	There was only one year (2014) in which the Company outperformed its peer average, and in each of the other years (2008-2013, 2015-2016), the Company’s average annual underperformance vs. peers was 25%.[1]
•	On an absolute basis, Alcoa’s annual returns were negative in most years.
•	In 22 of 34 quarters under Dr. Kleinfeld’s leadership, Alcoa’s stock price declined following earnings, including seven of the most recent nine quarters.
•	465 of the current S&P 500 companies have been in the index since May 1, 2008. Out of those 465 companies, Alcoa’s TSR ranks 456th. Each of the companies that had a worse or slightly better performance than Alcoa has changed CEOs during this period; no other CEO demonstrating comparably poor performance, as measured by TSR, has survived.
•	Dr. Kleinfeld has had the worst performance of any current CEO in the S&P 500. Only six other CEOs in the S&P 500 with more than five years on the job have negative returns. Of that group, the worst performer was -29%. Alcoa’s TSR under Dr. Kleinfeld was more than twice as bad as the second worst performer.

These poor results cannot be excused by the performance of aluminum. Since Dr. Kleinfeld became the CEO of Alcoa in May 2008 and through the Alcoa/Arconic split (5/1/2008 – 10/31/2016):

•	Alcoa underperformed its “Aluminum Peers” by more than 19% and even underperformed the aluminum commodity.
•	Alcoa underperformed its aluminum peers in six of Dr. Kleinfeld’s nine years – including each of the last three years, when its average annual underperformance was 17%.
•	Finally, Arconic has underperformed Alcoa by 64% since the split of the companies. This is especially notable because Arconic retains a 20% equity position in Alcoa, netting Arconic over $500 million in gains.
•	Note: Aluminum Peers are from Alcoa’s 2016 proxy statement
2)	Operational, Strategic, and Communication Failures:

Returns and Capital Allocation

•	Based upon Bloomberg data, the Company’s return on invested capital has remained below its cost of capital throughout the entire duration of Dr. Kleinfeld’s tenure.
•	Returns on assets in the Engineered Products & Solutions (EPS) business declined significantly – whether including or excluding goodwill – over Dr. Kleinfeld’s tenure despite a historic aerospace upcycle during which virtually all peers thrived.
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[1] TSR for 2016: 1/1/2016-10/31/2016, the day before Alcoa and Arconic split. TSR for 2008: 5/1/2008 - 12/31/2008. Peer Proxy is Alcoa’s 2016 self-selected proxy peers: 3M CO, CUMMINS INC, DANAHER CORP, DEERE & CO, EATON CORP PLC, EMERSON ELECTRIC CO, GENERAL DYNAMICS CORP, L3 TECHNOLOGIES INC, NORTHROP GRUMMAN CORP, RAYTHEON COMPANY, DU PONT (E.I.) DE NEMOURS, DOW CHEMICAL CO/THE, FREEPORT-MCMORAN INC, HUNTSMAN CORP, INTERNATIONAL PAPER CO, PPG INDUSTRIES INC, NEWMONT MINING CORP, NUCOR CORP, UNITED STATES STEEL CORP, LYONDELLBASELL INDU-CL A.

•	Arconic spent over $2 billion investing in the Global Rolled Products (GRP) business despite returns in that business which consistently languished below the Company’s cost of capital.

Revenue and EBITDA Growth (vs. Targets)

•	EPS organic revenue declined 4% between 2008 and 2015 despite a 60% growth in OEM deliveries.
•	Each Arconic business will massively miss the performance targets that management set for 2016, including EPS Revenue and EBITDA, TCS Revenue and EBITDA, GRP Revenue and GRP EBITDA/MT.
o	EPS revenue is 20% below original guidance. EBITDA is 27% below.
o	TCS revenue is 16% below original guidance. EBITDA is 9% below.
o	GRP revenue is 3% below original guidance. EBITDA/MT is 11% below.
o	Moreover, our baseline for Arconic’s “original guidance” includes substantial downward revisions proffered ex-post by the Company, such as divestitures, LME, and FX price movements. This is most pronounced in the GRP segment, into which the company has historically shuffled and reshuffled assets in an effort to mask deteriorating performance. We have included these estimates in our calculations to arrive at a baseline most favorable to Arconic.
•	Based upon the guidance provided by management at the December 14, 2016 Investor Day, Arconic will not achieve its original 2016 consolidated revenue and EBITDA targets until 2019. In other words, the growth targets celebrated by the Company at its recent Investor Day actually reflect merely the hoped for delivery – some three years late – of performance that was forecast by the Company as recently as the spring of 2016 to be achieved and reflected in the Company’s trailing performance by today.
•	The miss at EPS is not confined to Firth Rixson. Even if we were to exclude Firth Rixson, EPS missed its original 2016 revenue target by 14% and its EBITDA target by 18%.
•	Arconic’s margins in its EPS segment have remained well below the margins Precision Castparts has generated while operating largely similar businesses.
•	GRP has not increased EBITDA/MT despite the shift to automotive sheet and a doubling of its revenue from transportation. EBITDA/MT remains well below the Company’s own 2012 numbers ($380/MT) and also lags the performance of key competitors.

Capital Expenditures

•	At the 2015 Investor Day, Dr. Kleinfeld insisted Arconic’s large capex projects were behind it. Nevertheless, the Company spent $800 million (nearly 7% of sales) on new projects in the past year and continues to project spending ~5%-6% per annum despite flat-lining OEM build rates.
•	We believe EPS organic revenue has not increased despite over $1.2 billion of capex.
o	EPS capex spending levels have been well above peers – 7% of sales in 2015, 6% in 2014 vs. 3-4% for peers – and well above estimated maintenance capex levels of 2%-3% sales.
•	GRP spent more than $2.2 billion in capital expenditures between 2008-15 only to have EBITDA flat-line at levels similar to what the business did between 2005-07.

Firth Rixson

•	Firth Rixson was acquired for $3 billion in late 2014, more than 22x current EBITDA.
•	When pressed on how to justify the multiple paid for Firth Rixson, Dr. Kleinfeld told shareholders “You won't understand how the multiple here has to be calculated…”
•	When asked if there was an auction process at Firth Rixson, Dr. Kleinfeld responded “I mean, in the end, it doesn't really matter. This is a transformational transaction.”
•	Dr. Kleinfeld promised that Firth Rixson would generate $1.57 billion of revenue in 2016, when it actually generated $925 million – 41% less than promised.
•	Dr. Kleinfeld promised that Firth Rixson would generate $350 million of EBITDA in 2016, when it actually generated $136 million – 61% less than promised.
o	If Firth Rixson is in fact enjoying any synergies with Arconic, its real EBITDA contribution is likely significantly worse (Mr. Kleinfeld stated that he expected $70 million in synergies – which if true – would mean that Firth Rixson’s real EBITDA is $60-$70 million) – 80%-83% less than promised.
•	Through our diligence efforts, we understand that all or nearly all of the key operations people from Firth Rixson have departed, which has left Firth Rixson with a lack of senior leadership and institutional knowledge.
o	Specifically, the Company failed to retain the necessary technical talent to manage the critical qualification processes for the Savannah isothermal forge press (in fact, it lost Firth’s well-regarded CTO to Precision Castparts).
•	We were recently told that Dr. Kleinfeld never visited the Firth Rixson facility prior to agreeing to the acquisition. We also understand that Dr. Kleinfeld was reportedly determined to consummate the transaction, notwithstanding the views of others that, amongst other things, the price was too high.

Investor Communications:

•	In May of 2015, Dr. Kleinfeld told investors the Company would generate $9.3 billion of revenues at the combined EPS and TCS (Original EPS) and $2 billion of EBITDA in 2016.
•	In January of 2016, despite multiple analyst questions based on the poor Q4 2015 performance, Dr. Kleinfeld maintained guidance and insisted the businesses were on track.
•	In April of 2016, Dr. Kleinfeld finally acknowledged results wouldn’t come in as expected and issued new and drastically reduced targets of $8.2 billion of revenue and $1.627 billion of EBITDA.
•	In July 2016, Dr. Kleinfeld insisted the issues were over and “this is ramping up. And we are on track to meet our [new] targets.”
o	But in October, Dr. Kleinfeld said that even the July numbers couldn’t be relied upon – because of a combination of “de-stocking” and “teething” issues – and “New-New Guidance” would be for Original EPS to produce $7.45 billion in revenue and $1.46 billion of EBITDA.
▪	Given the 6-12 month lead times on Arconic aerospace products, the change from July to October is especially concerning and perplexing.
▪	Full-year Original EPS results compared to the original guidance would rank among the worst failures to meet guidance for all non-commodity S&P 500 companies over the past four years.
•	Dr. Kleinfeld told investors the Company had historically (as far back as he remembered) not disclosed utilization levels for EPS or GRP. A cursory examination of the Company’s earnings presentations revealed that the Company reported such figures regularly every quarter as recently as 2H 2012.
•	In two recent Investor Decks (the Investor Roadshow and the Investor Day), Arconic – without acknowledging the alteration – changed its reported segment margins for EPS in 2008 from 19% (in the Investor Roadshow deck) to 13% (in the Investor Day deck) by including a business that was already in discontinued operations. We can only speculate that this change was designed to artificially inflate reported performance improvements.

3)	Corporate Governance and Executive Alignment:
•	Dr. Kleinfeld has been paid more than $111 million, making him one of the highest-paid CEOs in the S&P 500 index despite the fact that, by any measure, the Company was one of the index’s very worst performers.
•	Dr. Kleinfeld and Alcoa have had a history of maneuvering around shareholder efforts to expand shareholder rights, disingenuously “supporting” shareholder proposals to declassify the Company’s Board, knowing full well that the super-majority-of-the-outstanding vote requirement prescribed by the Company’s corporate-governance regime made the passage of such proposals all but impossible. If the Company actually wished to declassify its board, there have long been a number of options available to it.
•	In contrast to the new Alcoa, which took the split as an opportunity to implement good governance practices, Arconic’s corporate governance remains antiquated with a combined CEO and Chairman, staggered board, and super-majority threshold to amend the Charter and By-Laws.
•	Dr. Kleinfeld sits on two additional S&P 500 boards, which we believe is excessive for a sitting CEO in light of Alcoa (and now Arconic’s) substantial ongoing operational and other issues.
•	Given what we have heard described as a deeply ingrained “culture of excuses” at Arconic and the repeated and profound failures of corporate performance, it is no surprise that the need for scapegoats has been great, the resulting “body count” has risen quickly, and Dr. Kleinfeld has presided over extensive and continual turnover in the managerial ranks:
o	The heads of each of Alcoa Inc.’s major business units – EPS, GRP, TCS, and Primary Metals – turned over at least once, and in some cases two or three times, during Dr. Kleinfeld’s tenure.
o	Similarly, Dr. Kleinfeld is now on his third CFO and second CTO.
o	The turnover on the Executive Council has been particularly acute. Of the 17 members besides Dr. Kleinfeld on the Executive Council as of the 2011 Annual Meeting, only six remain with either Alcoa Corp. or Arconic.
o	During Dr. Kleinfeld’s eight-and-one-half-year tenure as chief executive, Alcoa cycled through seven different heads of investor relations. At what point will the Company stop blaming the bearers of bad news and instead hold accountable the leadership responsible for the bad news?

Layered on top of these performance issues and fueling the erosion of management’s credibility is a long history of unfulfilled promises and grandiose rhetoric. Read in isolation, Dr. Kleinfeld’s earnings transcripts depict a Company that has not only performed well, but also is poised to do even better. The consistent and growing disconnect between Dr. Kleinfeld’s rhetoric and the reality of the business’s performance adds to our and other shareholders’ serious concerns about management’s judgment and grasp of the business. Does management understand that performance has been exceptionally poor? Does management think shareholders don’t see and understand that performance has been exceptionally poor? We have spoken with numerous shareholders, analysts, former employees and competitors. In short, we believe that current management’s credibility with its stakeholders is damaged beyond repair.

We want what is best for Arconic’s shareholders and its employees. Our goal in airing these many failings is not to dwell on the past, but to make clear that the need for change is urgent. We have taken the step of nominating new independent directors because we are concerned that the Board appears to believe that it owes Dr. Kleinfeld “at least a chance” to lead the new Arconic into the future, now that the split has been effectuated and the operations of the Company have been reconfigured in manner that will better promote performance improvement and success.

Nothing could be more wrong – the duties this Board owes are to its shareholders and to the ~40,000 employees who deserve competent leadership. None of Dr. Kleinfeld’s excuses for the poor performance outlined above withstands scrutiny, and the opportunity for value creation today is too great to ignore.

The Opportunity at Arconic

We believe value opportunity at Arconic is meaningful and achievable through business improvements and/or strategic options across the entire Company. In the EPS business, the Company can and should focus on narrowing the margin gap with Precision Castparts. Our diligence indicates there is no structural reason for this gap to exist. There is a similar opportunity to achieve real margin improvements in the GRP business, as well as to dramatically reduce corporate overhead. The Company also has an opportunity to allocate capital away from wasteful projects and towards more practical growth strategies. Finally, the Company can and should take a cue from Alcoa Corp. by adopting widely-accepted best practices in the area of corporate governance, signaling to stakeholders that “New Arconic,” welcomes accountability.

Looking at each of these opportunities in turn:

Close the Margin Gap with Precision Castparts (“PCC’”):

•	EPS margins have consistently lagged 700-1100 basis points below PCC despite the fact that there are few (if any) structural reasons for this gap.
•	Each 100 bps improvement in margins at Arconic’s EPS business is worth ~$1.20/share.
•	Improving margins by 900 basis-points to levels approximating PCC’s would increase value by ~$10.50/share.

Achieve Real Margin Improvement in GRP Business:

•	Management’s 3-5 year goal of increasing GRP margins is misleading at best, deceptive at worst, and the majority is already baked.
•	Approximately 130-150 bps of the targeted improvement comes from simply eliminating can sheet volumes.
•	Reaching industry average performance would increase EBITDA by $150 million.
•	Achieving best-in-class performance would increase EBITDA by $750 million, worth ~$13.50/share.

Reduce Corporate Overhead:

•	Arconic has excess corporate overhead which we believe is a direct result of the Company’s longstanding “CEO-centric” culture.
•	Alcoa Corp. – which has overhead costs which are roughly half those of its former parent – has already announced plans to cut $50 million, while repeatedly highlighting the cost reduction opportunity resulting from the separation from its bloated former parent.
•	Cutting a comparable $100 million would increase value by $800 million, worth ~$1.60/share.

Implement Capital Allocation Discipline:

•	Arconic has spent $2.2 billion at GRP without increasing EBITDA dollars.
•	ROA at EPS plummeted during Dr. Kleinfeld’s tenure.
•	More disciplined capital spending and exploration of strategic options with respect to GRP and TCS could produce significant additional value.

Modernize Corporate Governance:

•	Since the Alcoa/Arconic split, Alcoa Corp. has reincorporated in Delaware, declassified its board, declined to impose a supermajority voting requirement on shareholders, and adopted a separate chairman and CEO structure.
•	There is no reason that Arconic cannot adopt all of these same modernizations to bring its corporate-governance standards into line with globally-recognized best practices.
•	Arconic could take a number of additional steps to improve corporate governance – such as establishing the rights of shareholders to call special meetings, or raising the share-retention requirements of the CEO – and thereby appropriately signal to the market a new era of shareholder responsiveness.

Elliott’s targets are based on the mid-point of Arconic’s 2017 revenue guidance. Elliott believes that Arconic margins can be improved based on the size of the business today. In short, even without growth, and based on the application of an appropriate industry multiple, Arconic could be worth at least $33-$54 per share.

Larry Lawson Has the Skill Set and Operational Expertise to Turn Around Arconic

We believe that Mr. Lawson has the ideal set of skills needed to turn around Arconic’s woefully underperforming business, and that his appointment as Arconic’s CEO would serve to catalyze the kind of operational and cultural improvement opportunity outlined above. We have engaged Mr. Lawson as a consultant and are excited that an energetic operating executive with his superb track record and directly relevant experience has stepped forward.

During Mr. Lawson’s tenure as President, CEO and Director of Spirit AeroSystems Holdings Inc., the company outperformed the S&P 500 by an average of 34% per year. Furthermore, as CEO, Mr. Lawson gained a reputation as a “tough change agent with unrelenting demands on performance improvement” (Barclays, December 18, 2013). Mr. Lawson’s extensive executive leadership experience with multinational aerospace and manufacturing companies, where he gained significant knowledge relative to aircraft manufacturing, business development, engineering operations, international marketing and performance-based logistics, make him the right kind of candidate to lead a turnaround at Arconic.

Shareholder Nominees Bring Fresh Perspectives, Accountability to the Board

We believe that the five independent, highly qualified nominees we are putting forward today can empower the Board to correct the persistent undervaluation that is undeniably present at Arconic.[2] As a shareholder, we are excited that individuals of this caliber have stepped forward:

•	Chris L. Ayers (President and CEO, WireCo WorldGroup, Inc.): Brings considerable industry expertise having been a former Company executive and former President of the PCC Forgings Division of Precision Castparts, as well as a current director of Universal Stainless & Alloy Products. Mr. Ayers deep experience in the specialty materials industry, including his previous executive service with the Company prior to its separation into two publicly traded companies, makes him well-qualified to serve on the Board.

•	Elmer L. Doty (Former President and CEO, Accudyne Industries): Brings more than 40 years of leadership experience in heavy industry, with General Electric, FMC Corporation, United Defense, BAE Systems, Vought, and Accudyne. Mr. Doty’s years of management experience as a senior executive and deep knowledge of the aerospace and defense industries will make him a valuable addition to the Board.

•	Charles M. Hall (Former President and CEO, AM General LLC): Brings more than 40 years of leadership experience in the defense sector after a long career at General Dynamics Corporation, a global aerospace and defense company, where he held numerous executive roles. Mr. Hall’s significant leadership experience in the defense sector and his knowledge of complex organizations and external agencies will bring fresh perspectives to Arconic’s Board.

•	Bernd F. Kessler (Former CEO, SRTechnics): Brings valuable insights from a long career as an international business executive, including as a director of Polaris Industries, former President and CEO of MTU Maintenance and former executive at Honeywell International. Mr. Kessler’s strong background in engineering, operational excellence and organizational development will serve the Board well as it seeks to improve performance.
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[2] Please note that if the Company renominates Ulrich Schmidt at the 2016 annual meeting, Elliott does not intend to seek his replacement.

•	Patrice E. Merrin (Former President and CEO, Luscar Ltd.): Brings valuable experience as an international business executive and corporate director who currently serves as a director for Stillwater Mining, Glencore, and Novadaq Technologies. Ms. Merrin’s significant experience serving as a director of public companies and conducting CEO search processes combined with her industry insights will make her a valuable addition to the Board.

Leaders of this caliber would be a welcome addition to the board of any company. At Arconic, they will also bring fresh perspectives and accountability.

Elliott Looks Forward to Introducing the Shareholder Nominees to Arconic’s Owners

The ideas set out above result from substantial diligence and analysis by Elliott and reflect our thoughts on the most promising path to maximize shareholder value. Our belief in the extraordinary potential of Arconic is demonstrated by the substantial investment we have made in the Company’s stock.

While this letter presents Elliott’s perspectives, the Shareholder Nominees will form their own, independent views on the Company, its assets, and its strategy. We look forward to introducing both the Shareholder Nominees and Mr. Lawson to you our fellow shareholders in the weeks and months ahead.

Warmest regards,

Dave Miller

Senior Portfolio Manager

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Elliott Associates, L.P. and Elliott International, L.P., together with the other participants named herein (collectively, “Elliott”), intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

ELLIOTT STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER (877) 869-0171 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

The “Participants” in the proxy solicitation are Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), Paul E. Singer (“Singer”), Elliott Capital Advisors, L.P., a Delaware limited partnership (“Capital Advisors”), Elliott Special GP, LLC, a Delaware limited liability company (“Special GP”), Braxton Associates, Inc., a Delaware corporation (“Braxton”), Elliott Asset Management LLC, a Delaware limited liability company (“Asset Management”), Elliott International Capital Advisors Inc., a Delaware corporation (“EICA”), Hambledon, Inc., a Cayman Islands corporation (“Hambledon”), Elliott Management Corporation, a Delaware corporation (“EMC”), The Liverpool Limited Partnership, a Bermuda limited partnership (“Liverpool”), Liverpool Associates Ltd., a Bermuda company (“Liverpool Associates”), Larry A. Lawson, Christopher L. Ayers, Elmer L. Doty, Charles M. Hall, Bernd F. Kessler and Patrice E. Merrin.

As of the date hereof, Elliott Associates, Elliott International and their affiliates beneficially owns 45,902,133 shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”), representing approximately 10.5% of the outstanding shares of Common Stock. As of the date hereof, Elliott Associates beneficially owns 14,688,682 shares of Common Stock (including 3,510,666 shares of Common Stock owned directly by Liverpool, a wholly-owned subsidiary of Elliott Associates), constituting approximately 3.3% of the shares of Common Stock outstanding, and Elliott International beneficially owns 31,213,451 shares of Common Stock, constituting approximately 7.1% of the shares of Common Stock outstanding. EICA, as the investment manager of Elliott International, may be deemed to beneficially own the 31,213,451 shares of Common Stock beneficially owned by Elliott International, constituting approximately 7.1% of the shares of Common Stock outstanding. As of the date hereof, Mr. Ayers beneficially owns 100 shares of Common Stock. As of the date hereof, none of Messrs. Lawson, Doty, Hall or Kessler or Ms. Merrin beneficially owns any shares of Common Stock.

In addition, (i) Singer, and Capital Advisors and Special GP, which are controlled by Singer, are the general partners of Elliott Associates and may all be deemed to beneficially own the shares of Common Stock held by Elliott Associates, (ii) Singer, Braxton and Asset Management are the general partners of Capital Advisors and may be deemed to beneficially own the shares of Common Stock held by Elliott Associates, (iii) Liverpool Partnership is a wholly-owned subsidiary of Elliott Associates, and Liverpool Associates is a wholly-owned subsidiary of Elliott Associates and is the sole general partner of Liverpool Partnership and may be deemed to beneficially own the shares of Common Stock held by Liverpool Partnership, and (iv) EICA, as investment manager of Elliott International, and Hambledon, which is also controlled by Singer, as the sole general partner of Elliott International, and Singer, may be deemed to beneficially own the shares of Common Stock held by Elliott International. EMC provides management services to Elliott Associates, Elliott International and their affiliates.

Elliott Associates, through Liverpool, and Elliott International have entered into notional principal amount derivative agreements (the “Derivative Agreements”) in the form of cash settled swaps with respect to 2,324,005 and 4,938,512 shares of Common Stock, respectively (representing economic exposure comparable to less than 1% and approximately 1.1% of the shares of Common Stock of the Company, respectively). Collectively, the Derivative Agreements held by such parties represent economic exposure comparable to an interest in approximately 1.7% of the shares of Common Stock. The Derivative Agreements provide Elliott Associates and Elliott International with economic results that are comparable to the economic results of ownership but do not provide them with the power to vote or direct the voting or dispose of or direct the disposition of the shares that are referenced in the Derivative Agreements (such shares, the “Subject Shares”). Each of Elliott Associates, Elliott International and their affiliates disclaim beneficial ownership in the Subject Shares.

ABOUT ELLIOTT

Elliott Management Corporation manages two multi-strategy hedge funds which combined have approximately $31 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

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Item 2: On February 1, 2017, Elliott issued the following Search Engine Marketing advertisements:

Improve Arconic Today - Bring New Leadership - newarconic.com

Ad www.newarconic.com/

Current management’s failure has destroyed considerable shareholder value

Improve Arconic's Performance – Vote for New Leadership - newarconic.com

Ad www.newarconic.com/

We believe a change of leadership is required to improve performance at Arconic

Attention Arconic Shareholders – Demand New Leadership - newarconic.com

Ad www.newarconic.com/

Management is Destroying a Wonderful Business

Item 3: On February 1, 2017, the following materials were posted by Elliott to www.NewArconic.com:

NEW ARCONIC

HOME SHAREHOLDER INFORMATION MEET LARRY LAWSON SHAREHOLDER NOMINEES CONTACT

Enter Email to Receive Updates:

Email SUBMIT

BREAKING NEWS:

Elliott releases letter to fellow Arconic shareholders

VIEW LETTER

Alcoa TSR vs. Peers and S&P 500 During CEO Tenure
Alcoa has underperformed its peer group by 156% and the S&P 500 by 151%
PEER MEDIAN
S&P 500 INDEX
ALCOA UNDER KLAUS KLEINFELD
+87
+82
-69
2008
2009
2010
2011
2012
2013
2014
2015
2016

TSR Under Klaus Kleinfeld vs. Company Selected Peers
Alcoa Cumulative TSR Relative to Each Peer Median and S&P 500 under Klaus Kleinfeld
1-YEAR
2-YEAR
3-YEAR
4-YEAR
5-YEAR
6-YEAR
7-YEAR
8-YEAR
SINCE CEO
VS PROXY PEERS
VS INDUSTRIAL COMPANIES PEERS
VS MATERIALS COMPANIES PEERS
VS ALUMINUM PEERS
VS S&P 500

TSR: 5/1/2008-10/31/2016. Company Selected 2016 Proxy Peers: DU PONT (E.I.) DE NEMOURS, DOW CHEMICAL CO/THE, FREEPORT-MCMORAN INC, HUNTSMAN CORP, INTERNATIONAL PAPER CO, LYONDELLBASELL INDU-CL A, PPG INDUSTRIES INC, NEWMONT MINING CORP, NUCOR CORP, UNITED STATES STEEL CORP, 3M CO, CUMMINS INC, DANAHER CORP, DEERE & CO, EATON CORP PLC, EMERSON ELECTRIC CO, GENERAL DYNAMICS CORP, L-3 COMMUNICATIONS HOLDINGS, NORTHROP GRUMMAN CORP, RAYTHEON COMPANY.

VIEW LETTER

VIEW PRESENTATION

VIEW SHAREHOLDER NOMINEES

© 2017 Elliott Management Corporation. All Rights Reserved. | Disclaimer

NEW ARCONIC

HOME | SHAREHOLDER INFORMATION | MEET LARRY LAWSON | SHAREHOLDER NOMINEES | CONTACT

Enter Email to Receive Updates:

Email SUBMIT

SHAREHOLDER INFORMATION

February 1, 2017

Elliott Letter to Shareholders

VIEW LETTER

January 31, 2017

Elliott Views On Arconic

VIEW PRESENTATION

January 31, 2017

Press Release

VIEW PRESS RELEASE

© 2017 Elliott Management Corporation. All Rights Reserved. | Disclaimer